CHINA HOUSING AND LAND DEVELOPMENT , INC.
2007 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

Name of Grantee:

Number of Shares:    Grant Date:

THIS RESTRICTED STOCK AGREEMENT is made by and bet a _______________ (the “Company”) and the [officer/employee/director/consultant] named above (the “Grantee”), as of the date designated above (the “Grant Date”). This Agreement provides notice of the terms and conditions applicable to a grant of Restricted Shares (as defined below) made under the Company’s 2007 Stock Incentive Plan (as amended from time to time, the “Plan”). By execution below, the Grantee agrees to be bound by the terms and conditions described herein and the provisions of the Plan. Unless otherwise defined herein, capitalized terms have the meanings ascribed to them in the Plan.

1. Grant of Award. As of the Grant Date, the Company hereby grants to the Grantee an award of __________ shares of the Company’s common stock, $.001 par value (“Common Shares”), subject to the terms, conditions and restrictions set forth in this Agreement and the Plan (the “Restricted Shares”).

2. Issuance of Shares. Certificates representing the Restricted Shares shall be issued in the name of the Grantee and held by the Company in escrow and shall remain in the custody of the Company until such Restricted Shares are released to the Grantee or forfeited in accordance with this Agreement. As soon as practicable after the vesting of the Restricted Shares (provided there has been no prior forfeiture of the Restricted Shares pursuant to the terms of this Agreement), the Company shall cause to be delivered to the Grantee one or more unlegended stock certificates in respect of the Restricted Shares which have vested.

3. Restrictions. Prior to vesting, the Restricted Shares and all rights with respect to such Restricted Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as the “Restrictions”). Upon any attempt to so sale, assign, transfer, exchange, pledge, hypothecate or otherwise encumber or dispose of such Restricted Shares, contrary to the provisions hereof, such shares shall be immediately forfeited to the Company.

4. Vesting of Restricted Shares.

(a) Performance-Based Restricted Shares.

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(i) Performance Period; Performance Goals. The vesting of the Restricted Shares will occur over a year period of time, January 1, 2007 to December 31, 2007 (the “Performance Period”). Within ninety (90) days after the beginning of each period of service to which the performance goal relates during the Performance Period, the Committee will establish a performance goal for such calendar year based upon the Company’s annual net profits as set forth in the Implementation Rules of the Plan attached hereto as Exhibit A (each such goal is hereinafter referred to as the “Performance Measure” for the applicable year of the Performance Period). If the Performance Measure for an applicable year of the Performance Period is attained, and if the Grantee remains in the continuous employ or service of the Company or any of its Subsidiaries through December 31 of the applicable year of the Performance Period, then 100 percent of the Restricted Shares will vest as of the date the Committee determines that the Performance Measure has been attained. Unless previously forfeited pursuant to Section 5 below, any Restricted Shares that are not vested pursuant to the provisions of this subsection 4(b)(i) as a result of the attainment of Performance Measures and continued employment or service during the Performance Period automatically will be forfeited to the Company.

(ii) Effect of Termination. Except as otherwise provided in this Agreement, if the Grantee’s employment or service with the Company or any of its Subsidiaries is terminated prior to the end of the Performance Period by reason of the Grantee’s death, Disability or retirement, then, based upon the Committee’s determination, a pro rata portion of the Restricted Shares will become vested automatically, subject to the attainment of the Performance Measures set forth in subsection 4(b)(i). The pro rata portion will be determined by calculating the total number of Restricted Shares the Grantee would have received (through vesting of Restricted Shares) if the Grantee’s employment or service had not terminated prior to the end of the Performance Period, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of employment or service the Grantee completed after the Grant Date, and the denominator of which is the number of months in the Performance Period.

5. Forfeiture. In the event that the Grantee terminates employment or service with the Company and its Subsidiaries for any reason other than [his/her] death, Disability or [retirement] prior to vesting of the Restricted Shares, such event shall constitute an event of forfeiture and all Restricted Shares as to which the Restrictions have not lapsed shall thereupon be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successor, heir, assign or personal representative of the Grantee shall have any right, title or interest in or to such Restricted Shares or the certificates evidencing them.

6. Rights as a Stockholder. Except as otherwise specifically provided in this Agreement, upon the grant of an award of Restricted Shares, the Grantee shall have all the rights of a stockholder with respect to the Restricted Shares, including, without limitation, the right to vote the Restricted Shares and the right to receive any dividends with respect thereto.

7. Adjustment in Restricted Shares. In the event of any change in the outstanding Common Shares by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the [Board/Committee] shall make equitable adjustments in the Restricted Shares corresponding to adjustments made by the [Board/Committee] in the number and class of Common Shares which may be issued under the Plan.

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8. Withholding Requirements. Notwithstanding anything in this Agreement to the contrary, no certificate representing any Restricted Shares may be released from the escrow established pursuant to Section 2 of this Agreement unless and until the Grantee shall have delivered to the Company the full amount of any federal, state or local income or other taxes which the Company may be required by law to withhold with respect to such Restricted Shares.

9. Reservation of Shares. The Company shall at all times during the term of this Agreement reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement.

10. Approval of Counsel. The issuance and delivery of Restricted Shares pursuant to this Agreement and the Plan and the resale of such shares shall be subject to approval by the Company’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any shares exchange upon which the Restricted Shares may then be listed.

11. Section 83(b) Election. The Grantee hereby acknowledges that Grantee has been informed that an election may be filed by Grantee with the Internal Revenue Service, within thirty (30) days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code (“Code”), to be taxed currently on the fair market value of the Restricted Shares on the Grant Date. The Grantee shall notify the Company of [his/her] election under Section 83(b) within thirty (30) days of the Grant Date. Grantee acknowledges that Grantee has sought the advice of Grantee’s own tax advisors in connection with the grant of the Restricted Shares and the advisability of filing of such election under Section 83(b) of the Code. THE GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY TO FILE TIMELY THE ELECTION UNDER SECTION 83(b).

12. Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight carrier or by certified mail to the proper address. All notices to the Company shall be addressed to China Housing and Land Development ,Inc,, No 6 Youyi Dong Road, Xián Shaanxi, P. R. China 710054, Attn: Ms. Lu Jing. All notices to the Grantee shall be addressed to the Grantee or such other person or persons at the Grantee’s home address as reflected on the records of the Company. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

13. Designation of Beneficiary. Grantee may designate a Beneficiary or Beneficiaries and may change such designation from time to time by filing a written designation of beneficiaries with the [Board/Committee] on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of the Grantee.

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14. Benefits of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and assigns.

15. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

16. Amendment. This Agreement may not be amended or modified except with the consent of the [Board/Committee] and by a written instrument duly executed by the Grantee and the Company.

17. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Nevada without regard to its principles of conflicts of law.

18. Not an Employment Contract. Nothing contained in this Agreement nor the grant of Restricted Shares hereunder shall be deemed to confer on Grantee any right to continue in the employment or other service with the Company or any of its Subsidiaries, or to interfere, in any manner, with the right of the Company (or its Subsidiaries) to terminate the Grantee’s employment or other service at any time.

19. Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

20. Compliance with Code Section 409A. It is intended that this Agreement is exempt from the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

China Housing and Land Development, Inc.

By: ________________________________________

Its: ________________________________________

Grantee

____________________________________________

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